Exhibit 99.1

Ellington Management Group Names Steven M. Abreu Head of Mortgage Origination

Old Greenwich, CT, May 23, 2013-Ellington Management Group today announced that Steven M. Abreu, 48, the former president of GMAC Mortgage, has joined Ellington in a new role as Head of Mortgage Originations.

Abreu will lead the firm's efforts to acquire one or more mortgage originators. It is anticipated that any such acquisitions will be made by Ellington Financial (NYSE: EFC), and that post-acquisition Abreu will oversee both agency and non-agency mortgage originations, including refinancings, purchase loans, and retention of servicing rights.

“Steve brings exceptional expertise to Ellington in his ability to acquire and manage mortgage origination platforms. His extensive experience will complement and expand our existing mortgage business,” said Michael Vranos, Ellington Management Group's CEO. “Ellington Financial, with its flexible corporate structure and over $650 million of equity capital following its recent capital raise, will benefit greatly from having its own mortgage origination and servicing platform. The mortgage origination business is not only profitable in its own right, but over time will provide Ellington Financial with a steady pipeline of attractive long-term investments.”

Prior to joining Ellington, Abreu was President of GMAC Mortgage from 2009 to 2013. During Abreu's tenure, GMAC was the fifth largest servicer and the fourth largest originator in the United States. Prior to that, Abreu was CEO and President of GreenPoint Mortgage Funding, Inc.

“I saw a unique opportunity with Ellington, as it is a firm that brings analytical and capital markets expertise to the front end of the mortgage origination process,” said Abreu. “I am excited to work with the Ellington team to identify and acquire high-quality loan originators, and ultimately to create a top-tier mortgage originator. The mortgage industry continues to undergo rapid change and I am confident that we can build an origination and servicing platform that will adapt to those changes and will better meet the needs of the consumer.”

About Ellington Management Group, LLC
Ellington Management Group is an investment and advisory firm dedicated to generating attractive, risk-adjusted total returns for our investors. Ellington manages portfolios of agency and non-agency residential mortgage-backed securities and opportunistically invests in other target assets, such as commercial mortgage loans, commercial mortgage-backed securities, other asset-backed securities, and direct investments in single-family and multi-family real estate. In addition, Ellington utilizes systematic strategies to invest in equity and futures markets. Ellington was founded in 1994 by Michael Vranos and is based in Old Greenwich, Connecticut.

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Investor Contact:
Sylvia Hechema
Investor Relations
Ellington Management Group, LLC
(203) 409-3727

Media Contact:
Steve Bruce or Katrina Allen
ASC Advisors
(203) 992-1230